Exhibit 5.1

910 LOUISIANA STREET HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

April 2, 2026

HMH Holding Inc.

3300 North Sam Houston Parkway East

Houston, Texas 77032

Ladies and Gentlemen:

We have acted as counsel to HMH Holding Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 3,700,714 shares (the “Shares”) of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock”), issuable in respect of awards granted under the HMH Holding Inc. 2026 Long-Term Incentive Plan (as amended from time to time, the “Plan”). At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in connection with the matter referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) the Plan, (iv) originals, or copies certified or otherwise identified, of the corporate records of the Company, including certain resolutions of the Board of Directors of the Company (the “Board”), as furnished to us by the Company, (v) originals, or copies certified or otherwise identified, of certificates of governmental and public officials and of officers and other representatives of the Company, (vi) the Registration Statement and (vii) statutes and such other records, certificates, documents and instruments as we have deemed necessary or advisable as a basis for the opinions hereinafter expressed.

In giving the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the legal capacity and competency of all natural persons, that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals of such documents, and that all information submitted to us is accurate and complete. We have also assumed, as to factual matters, with your consent and without independent investigation or verification, the truth and accuracy of the certificates, statements or other representations of officers or other representatives of the Company and of governmental and public officials.

In connection with the opinions set forth herein, we have assumed that (i) the Shares will be issued pursuant to the provisions of the Plan; (ii) the consideration received by the Company for the Shares will not be less than the par value of the Shares; and (iii) at or prior to the time of the delivery of any Shares, the Registration Statement will be effective under the Securities Act.

HMH Holding Inc.	- 2 -	April 2, 2026

On the basis of the foregoing, and subject to the exceptions, assumptions, qualifications and limitations set forth herein, we are of the opinion that, in the case of Shares originally issued by the Company pursuant to the provisions of the Plan and any applicable award agreement (and any related instrument) duly adopted under and in accordance with the terms and conditions of the Plan (each, an “Award Agreement”), following due authorization of a particular award thereunder by the Board or such other committee as designated by the Board (the Board or such other committee, the “Administrator”) as provided in and in accordance with the Plan and any applicable Award Agreement, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and any applicable Award Agreement, and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Administrator as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above in this opinion letter are limited to the original issuance of Shares by the Company and do not cover shares of Class A Common Stock delivered by the Company out of shares reacquired by it.

The opinions set forth above in this opinion letter are limited in all respects to matters of the General Corporation Law of the State of Delaware, as published and in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.